Exhibit 99.3

NARA BANCORP, INC., #4393513

NARA BANCORP INC.—NARA BANCORP AND CENTER FINANCIAL

MERGER CONFERENCE CALL

December 9, 2010, 5:45 PM ET

Chairperson: Tony Rossi (Mgmt.)

Operator:	Ladies and gentlemen, thank you standing by, and welcome to the Nara Bancorp and Center Financial Merger Conference Call. During today’s presentation all parties will be placed in a listen only mode. Following the presentation, the conference will be open for questions. If you have a question please, press the star followed by the one on your touchtone phone. If you’d like to withdraw your question please press the star, followed by the two. If you’re using speaker equipment, please lift your handset before making your selection. This conference is being recorded today, Thursday, December 9th of 2010.

I’d now like to turn the conference over to Angie Yang [ph], Investor Relations for Center Financial. Please go ahead, ma’am.

Angie Yang:	Thank you. Thank you all for joining us here today on such short notice. We have with us today Alvin Kang, President and Chief Executive Officer of Nara Bancorp and JW Yoo, President and Chief Executive Officer of Center Financial. We also have in the room with us, Douglas Stotter [ph], a combination of the executive management team from both parties who will participate in Q&A as needed, including Doug Goddard, our CFO, Lisa Pai, our General Counsel and Kyong Goo, our Chief Operating Officer, and on the Nara side, we have—oh, I’m sorry, I forget, I didn’t see—Jason, our Chief Credit Officer, and on the Nara side we have Bonnie Lee, the Chief Operating Officer at Nara and Mark Lee, the Chief Credit Officer.

If you—as stated in the news release we do have a slide presentation that we’ve prepared. That slide presentation is available to anyone who downloads from either the Center or Nara Investor Relations website and we invite you to view those slides as we go through.

Now, before I turn the call over, please excuse me but I do have a somewhat lengthy forward-looking statements to read, before we start the call. Certain statements regarding the proposed transaction between Nara Bancorp and Center Financial including the expected timelines for completing the transaction, future financial and operating results, benefits and synergies of the proposed transaction and other statements about the future expectations, beliefs, goals, plans, prospects of management of each of Nara Bancorp and Center Financial are statements may be deemed to be forward-looking statements. These statements are based on current expectation, estimates, forecasts and projections and management assumptions about the future performance of each of Nara Bancorp and

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Center Financial and the combined company as well as the businesses and markets in which they do [ph] and are expected to operate. These statements constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Such words as expects, believes, estimates, anticipates, targets, goals, projects, intends, plans, seeks, and variations of such words and similar expressions are intended to identify such forward-looking statements, which are not statements of historical fact. There’s forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to project.

Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The closing of proposed transaction is subject to regulatory approval, the approval of the shareholders of both Nara Bancorp and Center Financial and other customary closing conditions, the receipts of [inaudible] closing conditions. There is no assurance that such conditions will be met or that the proposed transaction will be consummated within the expected timeframe or at all. If the transaction is consummated, factors may cause actual outcomes to differ materially from what is expressed in integrating Nara Bancorp and Center Financial and achieving anticipated synergies, cost savings and other benefits from the transaction; higher than anticipated transaction cost, deposit attrition, operating cost, customer loss [ph] and business disruption following the merger including difficulties in maintaining relationships with employees, may be greater than expected; required governmental approvals of the merger may not be obtained on its proposed terms and schedule or without regulatory constraint that may limit growth; competitive pressures amongst depositary and other financial institutions may increase significantly and have an effect on revenue; the strength of the US economy in general and of the local economies in which the combined company will operate may be different than expect, which could result in amongst other things, a deterioration in credit quality or a reduced demand for credit and have a negative effect on the combined company’s loan portfolio and allowance for loan losses; changes in the US legal and regulatory framework and adverse conditions in the stock market, the public debt and other capital markets, including changes in interest rate conditions which would negatively affect the combined company’s business and operating results.

For a more complete list of description of such risks and uncertainties, please refer to Nara Bancorp’s Form 10-K for the year ended December 31, 2009, as amended, and Center Financial’s Form 10-K for the year ended December 31, 2009, as amended, as well as other filings made by Nara Bancorp and Center Financial with the SEC. Except as required under the US federal securities laws, and the rules and regulations of the SEC, Nara Bancorp and Center Financial disclaims any intention or obligation to update any forward-looking statements after the distribution of the press release and this conference call whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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Thank you for your patience as I read that long Safe Harbor. With that, let me pass it over to Al to make his remarks.

Alvin Kang:	Well, thank you, Angie. That about put me to sleep—but JW and I just got back from our press conference with the Korean media, so we had an awful lot of questions and I think we’re pretty tired already, right, JW? Well, thank you for joining us and Angie read that very short Safe Harbor statement, so I’m going to being with Slide 3 of the presentation.

Today, Nara and Center signed a definitive agreement to merge our two companies. This merger unites the two strongest independent Korean-American community bank and will create the largest and best capitalized bank in the Korean-American space. We will have over 5 billion in assets, nearly 4 billion in loans, 4 billion in deposits and over 600 million in total equity, and our combined market cap will be more than 600 million. The transaction will create the only Korean-American bank with a nationwide franchise and we will have the leading deposit market share among all Korean-American banks. This merger strengthens our ability to generate long term EPS growth and will create significant value for all of our stakeholders, our shareholders, our customers, our employees and the Korean-American communities across the United States.

Turning to Slide 4, looking at the strategic opportunities available from this transaction—as far and away the largest Korean-American bank, we believe there will be inherent opportunities to capture additional market share. We intend to be aggressive in our promotion and branding efforts and impressing upon the Korean-American community that there now is a clear leader in the space and there are benefits doing business with us. The scale and breadth of the combined organization provides many advantages; these include: improving the efficiency of the pro forma franchise drawing from both organizations to create a company that offers the best product, people, and operations from both Center and Nara; capitalizing on revenue enhancement opportunities such as leveraging Center’s strong SBA [ph] platform across Nara’s customer base and footprint and further building our trade finance business as being a larger bank will provide more opportunities for cross-border transactions; and finally, the benefits of being able to provide a full range of products and services to a larger customer base. We also think that being a larger bank with a strong capital and liquidity position will improve our ability to capitalize on growth opportunities in existing markets as well as making it easier to expand into new regions. And finally, our collective focus is squarely on creating long term shareholder value.

Turning to Slide 5, there are several clear benefits from this merger. First, it will position the combined company to more effectively compete in the

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changing economic and regulatory environment. It’s clear that being a larger bank has advantages in being able to better absorb the increased regulatory cost and capital requirements we are now facing. Second, the merger will be accretive to earnings given the realizable synergies we have and the enhanced operating leverage that will result. Third, it will enhance our ability to grow organically and also to be a consolidator in the Korean-American market. Fourth, being a larger bank will give us better leverage in dealing with Korean national banks and trade finance relationships. Fifth, it will create the deepest bench of management talent in the Korean-American banking industry. Being the premier bank in the space will also improve our ability to retain and attract critical talent, and our Board of Directors will be a strong mix of community leaders, banking veterans and regulatory experts. And finally, this merger will better position the combined company to accelerate the repayment of our TARP funds and to resume paying dividends.

The next slide demonstrates how much larger the combined company will be than our nearest competitor. From the perspective of total assets, we will be over 60% larger than the next Korean-American bank. This also shows the nationwide footprint that the merged company will have. We will have branches in Southern California, Northern California, New York, New Jersey, Seattle and Chicago.

On Slide 7, one of the most attractive elements of this transaction is how similar the two companies are, which we believe will make for a great move [ph] and seamless integration. We have a similar customer base, we have similar conservative credit cultures, we focus on largely the same geographic market, we have similar business lines and banking products and we both use the same core data processing systems. The two Boards have worked very well together in the spirit of a true merger of equals and the key board and management—board and management decisions have already been made. Clearly in a transaction like this, one of the benefits if the significant operating leverage that results and we have been conservative in our assumptions of our cost savings and the timeline for realizing them. And finally, we are utilizing a best practices approach to integration. We have a consolidation committee comprised of members of both organizations that will be closely and honestly evaluating all aspects of both companies to make profitable [ph] decisions in terms of branding, product offerings, underwriting, personal [ph] branches and other important decisions that will need to be made in the coming months.

On Slide 8, I’d like to review the key terms of this transaction. This is truly a merger of equals with 100% stock swap that is tax-free. We have not yet determined the name of the new company—that will be one of the many decisions by the consolidation committee in the coming months. The transaction has a fixed exchange ratio in which Center shareholders will receive 0.7804 shares—Nara shares for every one share of Center. This will result in Nara shareholders owning 55% of the combined

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company and Center shareholders owning five—45%. On a pro forma basis, our market cap will be more than 600 million. Both companies will have equal representation on the Board of Directors and the executive management position have already been determined. There is a $10 million break-up fee should either bank accept a superior offer. The merger will require the approval of our regulators as well as the shareholders of both companies and we expect the merger to close sometime in the second half of 2011. We are projecting cost savings of approximately 11.2 million, which would be phased in within a two year period. There will be approximately 10.7 million in one-time charges related to the transaction. And the due diligence conducted for this deal has been completed, including a third party credit review for both banks by a reputable accounting firm.

Slide 9 shows the blending of the management team and board. I will be the CEO, while JW will be the President. Each bank will have seven directors on the Board and the Chairmanships and Vice-Chairmanships of the holding company and the bank level board are split equally. You can see the persons designated to be the Chair and the Vice-Chair for the holding company, the bank and you can see that it’s been equally divided.

On Slide 10, I’d like to just give you a brief overview of both banks. Nara is a $3 million bank headquartered in Los Angeles. It was founded in 1989, expanded to Northern California in 1997 and entered the New York market in 1998. Nara has completed five whole banks and branch acquisitions and is the only Korean-American bank to have raised public equity in the current cycle. Nara has 23 branches, 14 in Southern California, two in Northern California, five in New York and two in New Jersey. The West Coast offices account for 68% of the retail deposits and the East Coast offices account for 32%. Nara was profitable in the third quarter, generating net income of 4 million or $0.11 per common share. The return to profitability in Q3 was partly driven by an expanding net interest margin, lower credit cost and growth in the C&I loan portfolio. Nara’s capital levels were very strong at September 30th, with a TCE ratio of 9.61% and a total risk based capital ratio of 17.82%.

On Slide 11, we’ll talk about Center. Center is a 2.3 billion bank headquartered in Los Angeles. Center is preparing to celebrate its 25th Anniversary as a strong community business bank. It is particularly strong in trade finances via lending and has the most comprehensive cash management services in our niche markets. Center has 22 branches including 16 in Southern California, three in Northern California, two in Seattle and one in Chicago. Center reported its third consecutive quarter of profitability generating $6 million in net income or $0.13 per share for the third quarter. These results were largely driven be a continued reduction in credit cost. And at September 30th, their capital levels were also very strong, with a TCE ratio of 9.57% and a total risk based capital ratio of 19.32%.

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Looking at the footprint on Slide 12—we are very—you can see that we’re very complementary to one another. Nara gains a presence in Chicago and Seattle; Center gains a presence in the New York, New Jersey areas, and the primary consolidation opportunities will come in the Southern California market.

Slide 13 shows how the branches are currently distributed throughout our three largest markets; although in Southern California a number of the branches are clustered in a small area around Koreatown—it’s really difficult to tell from the map, so some of the dots are obscured.

On Slide 14, this will give you a sense of our positioning in these key markets. In Southern California the combined company will have 30 branches and 2.9 billion in deposits, which is 12 more branches and 15% more deposits than our next closest competitor in that market. In New York and New Jersey, we will have seven branches and 550 million in deposits—this puts us in second place in the market just behind Woody [ph] Bank, which is the US operating unit of a Korean national bank. In Northern California, the combined company will have five branches and 380 million in deposits, which is three more branches in more than double the deposits our next closest competitor. And from a national perspective, the combined company will have 45 branches and 3.9 billion in deposits, which is 21 more branches and 35% more deposits than our next closest competitor. Of course there will be some minor adjustments to these pro forma branch numbers as we go through the consolidation phase—but the takeaway is that we will clearly have a very strong position in most of our attractive markets.

Slide 15 shows the pro forma results for the third quarter of 2010. Just to point out a few highlights. The combined company would have had 11.1 million in net income, 28.4 million in pretax pre-provision earnings and an efficiency ratio of 50.8%. All of the capital ratios would be very strong with a total risk based capital ratio of 18.4%. And finally, looking at asset quality, both companies have made good progress in managing their problem loans. On a combined basis, our NPA [ph] to assets would be 4.18% and we would have an allowance of 3.15% of total loans. Of course these numbers are just combined pro forma numbers at this point and don’t reflect the merger adjustments that would occur at the time of closing.

Looking at Slide Loan and Deposits on Slide 16, the combined company would still have a fairly significant concentration in commercial real estate and it would be our goal to work down that concentration over time and [ph] continues to increase our C&I lending. The deposit base is very attractive, with non-interest bearing deposits comprising 18.7% of the combined deposit mix.

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Slide 17 shows our pro forma credit and capital measures which don’t reflect the merger adjustments that will be made at closing. The key takeaway here is that the combined bank will be very well capitalized and can continue to be aggressive in reducing our level of problem loans.

On—turning to Slide 19, I’ll talk about some of the transaction assumptions. To begin with, neither company provides earning guidance but to provide a framework for the discussion, the consensus estimate for Nara is $0.33 in 2011 and $0.73 in 2012. For Center, the consensus is $0.46 in 2011 and $0.63 in 2012. All estimates are figures from Thomson Financial as of December 7, 2010. We expect to realize approximately 11.2 million in cost savings from the merger. This represents a little more than 10% of the combined operating expense base. We expect 50% of the cost savings to be phased in in 2011, and the rest thereafter. We will recognize approximately 10.7 million in pretax deal-related expenses. We are assuming a credit mark [ph] of 7.5% of Center’s gross non-covered loans. This is based on the preliminary analysis of a third party auditing firm, as well as the due diligence performed by our management team. We are also assuming that 50% of the credit mark would accrete back into interest income over a five year period, with half of that being put back into loan loss reserves. Although we believe that [inaudible] revenue enhanced in opportunities, particularly in the areas of [inaudible] and trade finance, we aren’t assuming any for modelling purposes at this point. The core deposit intangible will be 1.5% of Center’s core deposits, and this will be amortized over ten years on an accelerated basis. And finally, we expect the merger to close during the second half of 2011.

Slide 20 shows a breakdown of the expected EPS accretion using the consensus estimates as a baseline. I want to focus on the fiscal year 2012 modelling which would be our first year of realizing the full impact of the cost savings. Our assumptions are that the synergies would add 11.9 million to pretax earnings and loan discount accretion would add another—10.3 million. After the loan discount accretion or 5.2 million, would be used to rebuild the loan loss reserve. Other adjustments which consists of CDI amortization and funding of deal related cost would have a negative impact of 3.6 million. Taxing [ph] all of this to 38%, you get 8.3 million in additional income. This translates into 21.3% EPS accretion for Nara and 9.7% of EPS accretion for Center, using the 2012 consensus estimates as a comparison.

We want to wrap up today on looking at Slide 22. By reviewing the investment opportunity that will be created through this merger, we are taking the two strongest existing Korean-American banks and creating the largest and most competitive bank in the Korean-American market. Our positioning will be improved in many areas, including the ability to expand our trade finance and SBA lending, our ability to be the preferred consolidator in the Korean-American market and our ability to attract the best talent. The transaction will result in higher earnings power for the

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combined company and makes great financial sense before factoring in any potential revenue enhancements. We will have a large presence—a larger presence, better visibility and the premier brand in the largest Korean-American communities and we will have the ability to offer customers unmatched convenience, in terms of more branches. And finally, we will have an experienced and proven management team focused on execution and customer retention.

Now, I would like to pass it over for JW for some comments.

JW Yoo:	Thank you, Al. This is [inaudible] transformational development in the Korean-American banking landscape. Our two banks have had a number of conversations over the years about a possible combination and I am very pleased that we’re finally able to make it work. As Al said, it makes sense from so many different perspectives. We truly believe this is the right combination at the right time. The two banks complement each other so well. From a geographic perspective, we both have a strong presence in Southern California, with much less overlap than one might assume given that we service the same market. And as a combined bank we would have the largest market share in a region that represents the largest concentration of Korean-Americans in the country and it is also the largest population outside of Korea itself. But more importantly, our leading position in Southern California and our combined expertise in the area of international trade finance will make us an even stronger competitor. The next largest concentration of Korean-Americans in the US is New York, New Jersey areas. Currently Nara has a very strong franchise in this region, posting the second leading market position. As a large bank, we will be able to service a larger basis of customers. Moreover, many of our core commercial customers have business relations within these two metropolitan areas. With a strong presence in both Southern California and New York, we believe our offering will be unmatched by any competitor, positioning us on firm [ph] ground to gain market share in the New York and New Jersey region. In addition to our combined leadership position in Northern California, Center provides a strong presence in Seattle and Chicago as well. And as in the New York area, we believe this merger will enhance our territory [ph] to take market share gains in each of these metropolitan areas.

In terms of business lines, Center has a great SBA lending platform and is the third largest SBA lender in the Los Angeles district [inaudible] the likes of West Fargo and JP Morgan. Nara on the other hand has had great success in expanding their SD&I [ph] lending recently and has become the leader among our peers. This is noteworthy because many banks talk about expanding their C&I portfolio but only a few have truly delivered. By leveraging the respective platforms and expertise, we believe as a combined entity we will be able to accelerate the growth in those business lines across a larger base of customers. With a similar corporate culture, business models and customer bases of the two banks, we expect a smooth

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and seamless integration. This will help us to quickly begin realizing the benefits of this merger for our shareholders, our customers and our employees. We are all struggling [inaudible] through this financial crisis and it is clear that we are now operating in a much more stringent regulatory environment where the bar has been raised significantly. This is [inaudible]. We are taking a strong and purposeful step to position the combined bank as a clear leader in the Korean-American banking industry and ensure the success of the franchise for the years to come.

At this point, Al and I would like to open up the call to your questions. Operator, would you please open up the call?

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, please lift your handset before making your selection.

And our first question comes from the line of Aaron Deer with Sandler, O’Neill & Partners. Please, go ahead.

Aaron Deer:	Hi, good afternoon. This is very exciting news and I want to extend my congratulations to all of you that were involved.

Alvin Kang:	Thank you, Aaron.

Angie Yang:	Thank you.

Aaron Deer:	I guess—I know that in the slides and in your discussion you talked a little bit about the mark-to-market accounting that is expected on the Center’s loan book, and I’ll go through that a little more and maybe follow-up with you at some point—but I’m also curious is there going to be any mark-to-market accounting on the deposit side or on any other components of the balance sheet or just on a credit of the loan book?

Alvin Kang:	No, the whole balance sheet gets mark-to-market. All the—anything that [talk over].

Aaron Deer:	Okay, and you’re just going to include those in the discussion just because they’re smaller components, is that?

Alvin Kang:	Right, we just took the large adjustment on the loan book.

Aaron Deer:	Okay. And then—

Alvin Kang:	We’ll see some adjustments on the deposits and also on the borrowing.

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Aaron Deer:	Okay, and that’s included I guess in your accretion expectations?

Alvin Kang:	For purposes of this modelling, I don’t think that we—

Doug Goddard:	Yes, it would be but we have simplified it. This is Doug Goddard from Center Bank.

Aaron Deer:	Okay.

Doug Goddard:	I mean bear in mind that the actual mark-to-market will be based on market prices that exist at the date—

Aaron Deer:	At the time.

Doug Goddard:	— of the close, so this is a pretty broad estimate. This is very representative of what the total inclusive mark would be if it closed in today’s market.

Aaron Deer:	Okay, that’s helpful. The—and then I would expect that you’ve been talking to regulators as—you know, in conjunction with your negotiations—are there any hurdles that they expect you to get over before or as part of their approval of the merger?

Alvin Kang:	Well we can’t really talk about discussions that we’ve had with regulators. We can tell you that they have been advised of the transaction and we have had discussions with them.

Aaron Deer:	Okay. And then, lastly, the—you mentioned the TARP repayments, do you think that this will accelerate that—your planned repayments or is that—what are your thoughts there?

Alvin Kang:	Well, I think it really gives us an opportunity to repay TARP, so we will try to look for the earliest opportunity to repay TARP.

Aaron Deer:	Okay. Great. Congratulations again. This is a perfect deal.

Alvin Kang:	Thank you.

Angie Yang:	Thank you.

JW Yoo:	Thank you.

Operator:	Thank you. And our next question comes from the line of Joe Gladue with B. Riley & Co. Please go ahead.

Joe Gladue:	Yes, hi. Congratulations.

Alvin Kang:	Hi. Thank you, Joe.

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Joe Gladue:	First off, you know, I guess in the presentation you talked some about the cost saving opportunity, have you estimated how many branches you might end up consolidating?

JW Yoo:	You know, Joe, that is actually up to the decision of the consolidation committee but we are thinking about probably somewhere in the approximately six to seven branches, there might be overlap. But again the final decision is up to consolidation committee.

Joe Gladue:	Okay. And I guess my other question is, you’ve I guess given us some idea of the executive positions but of course, you know, Nara I guess you’re acting with—I guess Al is the acting CFO and Center has [talk over].

Alvin Kang:	[Unintelligible]. What did you say?

Joe Gladue:	Well, again, I’m just wondering what’s—

Alvin Kang:	Oh, I see what you’re saying. Okay.

Joe Gladue:	Going on—I guess what the plans are in regards to the CFO position?

Alvin Kang:	Yes, we’re going to be discussing all those executive positions in the very near future but—and we have a pretty good idea but we just don’t have the names for you right now.

Joe Gladue:	Okay. All right. Well, thank you.

Operator:	Thank you. And our next question comes from the line of Chris Stulpin with Howe, Barnes, Hoefner & Arnett. Please, go ahead.

Chris Stulpin:	Thank you, and nicely done. Congratulations. And actually, Joe asked my—the question I was really—really wanted to get at and that was the executive position such as your CFO and your Chief Credit Officer and the like—so I guess you’ll be announcing that sometime soon?

Alvin Kang:	Yes.

Chris Stulpin:	Okay. Thank you.

Operator:	Thank you. And our next question comes from the line of John Ashley [ph] with Wellington [ph] Management. Please go ahead.

John Ashley:	Hi. Good evening, JW and Al.

JW Yoo:	Hi, good evening.

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Alvin Kang:	How are you?

John Ashley:	Fine. Good. I just actually had a question regarding the one-time expenses, can you—I haven’t had access to a computer but could you just give us a little bit of color there, if they’re not in the slide? And will there be any change of control payments? Thank you.

Speaker:	Okay. There’s no significant change of control payments. It’s, you know, legal, investment banking, maybe some severance, some lease terminations and it’s all kind of the normal stuff.

John Ashley:	[Unintelligible].

Operator:	Thank you. And our next question comes from the line of Brett Rabatin with Sterne Agee. Please go ahead.

Brett Rabatin:	Hi, good afternoon. Congratulations from me as well. Wanted to ask if you could provide a little more color around the framework for the loan mark of 7.5%. Can you give any broad color around how that number was derived?

Alvin Kang:	Yes, we had a third party firm look at the portfolio and they gave us a range and we used the midpoint of the range—and they’re continuing with the work to finalize the [inaudible]. Obviously this is—will change as of the closing.

Brett Rabatin:	Okay. And then I wanted to also ask, obviously conversations about this deal over the years, what changed to make this deal come to fruition at this point as opposed to prior conversations?

Alvin Kang:	Well, I’ll give you my thoughts and JW will add. Because we have had conversations for many years, the interesting thing is that both banks felt that we were so compatible in so many ways, similar cultures, a lot of the employees knew each other—in fact many of the employees worked at both banks—and so it just seemed very natural. And also I think from the, you know the credit quality perspective I think we both had very high respect for each other’s credit culture—and so over the years I know that we’ve had many discussions and as you can imagine the issues usually come down to what’s called social issues and I think the difference this time is that we were both so committed and the benefits of the MOE [ph] was so compelling that I think we all looked at it from what is it that, you know, the best interest—what is in the best interest of both our shareholder groups and we also looked at it from that perspective—the benefits or the interests of our stakeholders and just to make it happen, so were 100% committed on both sides.

JW Yoo:	Yes, I think the most important factor [inaudible] made some changes, the commitment by the Board of the two banks is quite different from, you

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know, previous companies [ph] and also the other one which I differentiate it this time from previous cases is because of their commitment and also dedication of the two representative [inaudible] of both banks, they handled and processed in a professional way by highly [ph] financial advisors and also their highly legal advisors. And also we are—worked together with regulatory authorities by talking and discussing with them before this kind of things happen. So this is all together represents good recognition of the timing of this kind of transaction. In adverse [ph], under the general economic situation, which we are facing right now, and everybody has some consensus this is the right time to merge and also their dedication and commitment played a critical role to make [audio interference]. That is a big difference and it changes [audio interference].

Brett Rabatin:	Okay. Yes, it looks like a great transaction—so again, congratulations.

JW Yoo:	Thank you.

Operator:	Thank you. And our next question comes from the line of Bill Fazilem [ph] with Titan Capital Management. Please go ahead.

Bill Fazilem:	Thank you. We have a couple of questions. First of all, would you please give us your perspective on the earnings power that the business will have not only after consolidation benefits but truly working through credit issues, etcetera, e-commerce? And I’m thinking in terms of return on assets, what level do you believe in this regulatory environment will be achievable for the combined company, please?

Alvin Kang:	Okay, I think the earnings power is—if you look at pre-provision earnings and then secondly credit cost, you can really see the benefits and synergies. I think this combination will significantly improve pre-provision earnings and both companies have been really working down its credit cost. I think Center has been a little further ahead than us but I think Nara is also seeing improvement in credit cost. So, you know, very simply, we believe our pre-provision earnings will be very strong. I think we’ll be above peer and our credit cost will, you know, continue to improve. And in terms of what do we expect on ROE going forward, we have a target and we’ll work towards that target but I think the—if you talk to people in the industry today if you can achieve over 1% ROE and you can approach 15% ROE you’re doing pretty good.

JW Yoo:

I think in terms of earning power, [inaudible] there will be some synergy by combining these two banks into one. From geographic perspective, Nara has very strong presence in East Coast and we have a slightly larger market share and better position in West Coast, particularly in Southern California and by combining these two players into one I think the earning power will be—will enhance—and at the same time the product line and the business model, although it is very similar, we have a strengthen in

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SBL lending and trade finance, whereas Nara has also very strong presence in C&I business area, and by putting together those production I think we can resolve one of the critical issues of CRE [ph] concentration. The Center Bank has been trying to put it down below 65%, now it is slightly over 67, but I think from Nara’s point of view CRE concentration will be better off by merging. But at the same time we have a new C&I from CRE so we have a much larger denominator so I think down the road that will contribute to our improved CRE concentration area. And also, Nara and Center Bank are generally regarded [inaudible]—I mean the healthier [ph] bank in the Korean community, so in the sense of our conservative credit culture we’ll be matched each other the credit issues will be resolved sooner or later [inaudible].

Bill Fazilem:	Thank you both. And so if we take that out to a return on asset level of 1.25%, do you believe that that is achievable after provision, and so truly on a net income as reported basis—and I’m not talking here near term but long term?

Alvin Kang:	I think it’s within the realm of reasonable mass [ph]. So we’d have to really get all our [inaudible] in order but we have high goals and aspirations.

Bill Fazilem:	Thank you. And then finally, in the press release there is a reference in one of the bullet points of the benefits that you believe this gives you an ability to be a consolidator within the Korean-American banking industry—would you please lay out the landscape as you see it and how further consolidation may take place and how the combined entity may be a participant in that?

JW Yoo:	Yes, you know, as you know in Southern California we have 12 banks competing with each other and it is getting intensifying year by year, and generally speaking 12 Korean banks in this small community seems to be [inaudible]—so everybody is talking about consolidation but it didn’t happen so far, so I think our, you know, merge between Nara and Center Bank is kind of an exemplary case. And these two banks, once it is combined, we have, you know, a super [ph] capital ratio and we have enough resources, we have, you know, a bunch [ph] of expertise and talented executive officers, so if any of Korean banks is in a trouble situation or any kind of a symptom which we think that is right target, I think we are preparing to looking at that more positively. In that sense I think that there is some opportunity but at this point of time no particular one has been identified.

Alvin Kang:	I think long term the industry has to consolidate, so I think after this merger I think we’ll be probably in the best position to take advantage of any opportunities, whether they be assisted or not assisted.

Bill Fazilem:	Thank you both again.

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Operator:	Thank you. And as a reminder, ladies and gentlemen, if there are any additional question, please press the star, followed by the one. If you are using speaker equipment you will need to lift your handset before pressing the star key.

And our next question comes from the line of Dan Dasana [ph] with Harvest Capital. Please go ahead.

Dan Dasana:	Hi guys. Al, JW, I mostly wanted to congratulate you on a deal that we obviously think makes a ton of sense. Specifically though, Al, you said, you mentioned that you thought that the cost save expectation was conservative and we view it that way as well—can you talk a little bit about the components of the conservatism and where the opportunities are to exceed those cost save goals?

Alvin Kang:	Yes, I think, you know, the nature of this merger is that we have a very complement situation, as you can tell from just looking at the branches and what JW said. We’re not going to have too much in the way of branch overlap and, you know, we have markets that Center doesn’t, Center has markets that we don’t, so very complement. And, we’ve I guess been conservative on purpose because we don’t want to overstate what we think might be a cost saving—we’d rather understate and then—there will be opportunities for cost savings but—The 10% on a combined basis, if you look at from what we understand, best MOEs that isn’t out of the realm of reasonable amount [ph].

Dan Dasana:	Great. Again, thank you very much. Thanks and congrats.

Alvin Kang:	Thank you.

Operator:	Thank you. And our next question comes from the line of Ram Shankar with FBR Capital Markets. Please go ahead.

Ram Shankar:	Good evening, thanks for taking my question. Congratulations on the transaction.

Alvin Kang:	Thank you.

Ram Shankar:	Most of my questions were answered—but can you give me a preliminary estimate of the goodwill that this transaction creates?

Doug Goddard:	This is Doug Goddard. I’d really rather not. Like, the purpose of this illustration, the pro forma is using conservative estimates and the Street numbers that we’ve got an accretive deal without [inaudible]. There’s so many moving parts that I’d hate to be real specific on a forecast on that [audio interference] detail.

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Ram Shankar:	Okay, fair enough. And could you give me—what percentage of the loan book was reviewed as part of the due diligence process?

Mark Lee:	This is Mark, Chief Credit Officer of Nara Bank. We hired third party independent loan review group and they have gone through about 30% of Center’s portfolio and one interesting to note is that both of us we’re using the same external credit reviews, so we are very familiar with their credit.

I hope that answered your question.

Ram Shankar:	Yes, that did. Thank you. Congratulations again.

Mark Lee:	Thank you.

Operator:	Thank you. And our next question comes from the line of Julianna Balicka with KBW. Please go ahead.

Julianna Balicka:	Good afternoon. Congratulations.

JW Yoo:	Thank you, Julianna.

Julianna Balicka:	Glad to see this deal finally happening.

Speaker:	You must have made some phone calls.

Julianna Balicka:	I think I can retire now. Most of my questions have already been asked and answered but I have a very quick question—what is your target size of the Board, post—just this number of seats—I mean post-integration.

Alvin Kang:	It’ll be seven, seven from each.

Julianna Balicka:	Seven from each, so 14 total?

JW Yoo:	Yes.

Julianna Balicka:	Very good. And I think that pretty much everything else has been asked, so I have no further questions at this time. Thank you.

Speakers:	Thank you.

Alvin Kang:	Boy, that was easy, Julianna.

Operator:	Thank you. And at this time there are no further questions in my queue. Please continue.

Alvin Kang:	Well, thank you once again for joining us today and if you have any other questions about the merger in the coming days, please don’t hesitate to contact us. Thank you again.

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Angie Yang:	Thank you.

JW Yoo:	Thank you.

Operator:	Ladies and gentlemen, that does conclude our conference for today. If you would like to listen to a replay of today’s conference, please dial 303-590-3030 or 1-800-406-7325, with an access code of 4393513 pound. We thank you for your participation, and at this time you may now disconnect.

END

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